TRILLION ENERGY INTERNATIONAL INC.

(formerly Park Place Energy Inc.)

Suite 700, 838 West Hastings Street, Vancouver British Columbia, Canada

PARK PLACE ENERGY ANNOUNCES NAME CHANGE

April 10, 2019 – Park Place Energy Inc. (the “Company”) is pleased to announce that, effective April 1, 2019 it has changed its name to Trillion Energy International Inc. (the “Name Change”) and adopted the corresponding new stock symbol “TCFF” on the OTC Markets as of April 1, 2019. The CUSIP number assigned to the Company’s shares under its new name is 89621V103.

Arthur Halleran, CEO of the Company, commented: “The name change to Trillion Energy International marks the beginning of a new chapter for our company, and reinforces our commitment to building shareholder value through the continued development and expansion of our exciting oil & gas portfolio in Turkey, Bulgaria and abroad. We look forward to what will surely be a very active next few months for our company as we work toward listing our Company on the Canadian Securities Exchange. We invite everyone to visit our new website, www.trillionenergy.com, which features recent video footage of our onshore and offshore oil and gas facilities located in Turkey”.

About the Company

Trillion Energy International has several oil and gas assets in Turkey and Bulgaria. In Turkey, these include an 18% interest in the Cendere oil field, a 49% interest in the SASB offshore gas field, a 100% interest in 42,833 hectares of exploration blocks (Derecik Exploration Licences) covering the northern extension of the prolific Iraq/Kurdistan Zagros Basin, and the Vranino 1-11 block, Bulgaria, a prospective unconventional natural gas property.

Contact

Trillion Energy International Inc. (formerly Park Place International Inc.) is an energy company engaged in oil and natural gas exploration and production. For further information, please see our website: www.trillionenergy.com or email us: info@trillionenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which are based on current expectations, estimates, and projections about the Company’s business and prospects, as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. The Company undertakes no obligation to publicly revise or update any forward-looking statements for any reason. These statements include, but are not limited to, statements about the Company’s prospective listing on the Canadian Securities Exchange, the potential impact on the market for its securities, expansion and business strategies, anticipated growth opportunities, and the amount of fundraising necessary to achieve the foregoing. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. These factors include unforeseen securities regulatory challenges, operational and geological risks, the ability of the Company to raise necessary funds for exploration; the fact that the Company does not operate all its properties; changes in law or governmental regulations, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; the cost of extracting gas and oil may be too costly so that it is uneconomic and not profitable to do so and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.